UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2025

SPOTITEARLY, INC.

(Exact name of issuer as specified in its charter)

Delaware	33-3773069
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

61 W. Palisade Ave.

Englewood, NJ 07631

(Full mailing address of principal executive offices)

(551) 355-6554

(Issuer’s telephone number, including area code)

Series A Preferred Stock

Securities issued pursuant to Regulation A

In this Report, references to “we,” “us,” “our” or the “Company” mean SpotitEarly, Inc., a Delaware corporation.

THIS REPORT MAY CONTAIN “FORWARD-LOOKING” STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD LOOKING STATEMENTS IN THIS REPORT INCLUDES INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND FORWARD-LOOKING INFORMATION GENERALLY CAN BE IDENTIFIED BY FORWARD-LOOKING TERMINOLOGY, SUCH AS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS OR THE NEGATIVE THEREOF. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SUCH AS GENERAL ECONOMIC CONDITIONS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE HEREBY EXPRESSLY DISCLAIM ANY INTENTION TO UPDATE ANY FORWARD-LOOKING INFORMATION CONTAINED IN THIS REPORT UNLESS REQUIRED BY LAW TO DO SO.

i

Item 1. Description of Business

(1)

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Material changes in the Company’s Statement of Operations for the year ended December 31, 2025 compared to the same period in the prior year are discussed below:

Increase (I) or

Item Decrease (D) Reason

Research and DevelopmentDThe decrease in R&D expenses in 2025 compared to 2024 was primarily due to lower non-cash share-based compensation expense, grants received from the BIRD Foundation and grants from the Israel Innovation Authority (IIA), which reduced net research and development expenses.

General and AdministrativeI
The change in G&A expenses in 2025 compared to 2024 was primarily attributable to costs associated with the Company’s U.S. establishment, fundraising activities, and business development efforts.

Other ExpensesDThe change in Other expenses in 2025 compared to 2024 was primarily attributable to changes in the fair value of marketable securities and foreign exchange rate fluctuations.

Capital Resources and Liquidity

The Company’s sources and (uses) of cash for the year ended December 31, 2025 and 2024 are shown below:

	2025	2024

Cash (used) by operating activities	(4,889,000)	(3,413,000)
Cash (used) by Investment activities	61,000	(37,000)
Sale of Stock in Private Offering, net of issuance costs	129,000	--
Sale of Convertible Securities	1,000,000	2,500,000
Change in Exchange Rates	305,000	(59,000)

Trends

The factors that will most significantly affect our future operating results, liquidity and capital resources will be:

·Our ability to successfully raise capital for our clinical trials and operating expenses;

·Obtaining necessary FDA approvals for our products; and

·The successful commercial launch and market acceptance of our products.

Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on:

·revenues or expenses;

·any material increase or decrease in liquidity; or

·expected sources and uses of cash.

1

Off-Balance Sheet Financing Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditure.

Contractual Obligations

As of December 31, 2025 we did not have any material capital obligations.

Item 3. Directors, Executive Officers, and Significant Employees

(1)

Item 4. Security Ownership of Management and Certain Security holders

(1)

Item 5. Related Party Transactions

(1)

Item 6. Other Significant Information

None.

Item 7. Financial Statements as of and for the periods ended December 31, 2025 and 2024

2

SPOTITEARLY INC.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025

INDEX TO THE FINANCIAL STATEMENTS

Page

Independent auditors' report	F-2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024:

Consolidated Balance sheets	F-4

Consolidated Statements of Operations and Comprehensive Loss	F-5

Consolidated Statements of Convertible Preferred Stocks and Stockholders’ Deficit	F-6

Consolidated Statements of Cash Flows	F-7

Notes to the Consolidated Financial Statements	F-8 – F-28

Independent auditors’ report to the stockholders of

SpotitEarly Inc.

Opinion

We have audited the consolidated financial statements of SpotitEarly Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, convertible preferred shares and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.B to the financial statements, the Company has incurred recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1.B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

May 8, 2026

SPOTITEARLY INC.

CONSOLIDATED BALANCE SHEETS

(USD in thousands, except share and per share data)

	As of December 31,
	2 0 2 5	2 0 2 4
Assets

Current assets:
Cash and cash equivalents	$1,836	$5,240
Restricted cash	80	70
Investments in marketable securities	1,803	1,187
Prepaid expenses and other current assets	479	396
Total current assets	4,198	6,893

Property and equipment, net	137	168
Crypto assets held	703	201

Total Assets	$5,038	$7,262

Liabilities, convertible preferred stock, and stockholders’ deficit

Current liabilities:
Accounts payable	$266	$97
Employees and related liabilities	191	163
Accrued expenses and other current liabilities	111	512
Total current liabilities	568	772

Convertible securities	-	12,057
Deferred tax liability	391	-
Total Liabilities	$959	$12,829

Contingent liabilities and commitments (Note 7)
Convertible preferred stocks, no par value; 30,000,000 and 8,305,151 stocks authorized; 11,627,834 and 8,305,151 issued and outstanding; as of December 31, 2025 and 2024, respectively. $22,144 and $7,254 liquidation preference as of December 31, 2025 and 2024, respectively	22,876	8,380

Stockholders’ deficit:
Common stocks, no par value, authorized: 50,000,000 stocks; issued and outstanding: 8,684,618 stocks as of December 31, 2025 and 2024	-	-
Additional paid-in capital	3,571	2,912
Accumulated deficit	(22,368)	(16,859)
Total stockholders’ deficit	(18,797)	(13,947)

Total liabilities, convertible preferred stocks and stockholders' deficit	$5,038	$7,262

The accompanying notes are an integral part of these financial statements.

SPOTITEARLY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(USD in thousands, except share and per share data)

	Year Ended December 31,
	2 0 2 5	2 0 2 4

Research and development expenses	$3,319	$3,874
General and administrative expenses	2,131	1,211
Total operating expenses	5,450	5,085

Operating loss	5,450	5,085

Interest expenses (income)	(97)	(64)
Other expenses, net	342	1,099

Loss before Tax	$5,694	$6,120
Tax expenses	259	-
Net loss and comprehensive loss	$5,953	$6,120

Basic and diluted net loss per share	0.69	0.73

Weighted average number of shares outstanding used in computing basic and diluted net loss per share	8,684,618	8,341,633

The accompanying notes are an integral part of these financial statements.

SPOTITEARLY INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCKS AND STOCKHOLDERS’ DEFICIT

(USD in thousands, except share and per share data)

	Convertible preferred stocks		Common stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount
Balance as of January 1, 2024	8,305,151	$ 8,380	8,258,324	-	$ 1,773	$ (10,739)	$ (8,966)

Issuance of common stocks for stock options exercised	-	-	426,294	-	(*)	-	(*)
Stock-based compensation	-	-	-	-	1,139	-	1,139
Net loss for the period	-	-	-	-	-	(6,120)	(6,120)
Balance as of December 31, 2024	8,305,151	$ 8,380	8,684,618	-	$ 2,912	$ (16,859)	$ (13,947)
Adoption of ASU 2023-08	-	-	-	-	-	444	444
Stock-based compensation	-	-	-	-	659	-	659
Conversion of convertible securities	3,301,203	$ 14,367	-	-	-	-	-
Issuance of convertible preferred stocks, net of issuance cost	21,480	129	-	-	-	-	-
Net loss for the period	-	-	-	-	-	(5,953)	(5,953)
Balance as of December 31, 2025	11,627,834	$ 22,876	8,684,618	-	$ 3,571	$ (22,368)	$ (18,797)

(*) Less than $1

The accompanying notes are an integral part of these financial statements.

SPOTITEARLY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD in thousands)

	Year Ended
	December 31,
	2025	2024

Cash flows from operating activities:

Net loss	$(5,953)	$(6,120)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	41	57
Stock-based compensation expenses	630	1,139
Change in fair value of convertible securities	1,310	1,368
Gain from the change in fair value of marketable securities	(687)	(317)
Gain from the change in fair value of crypto assets held	75	-
Effect of exchange rate on cash and cash equivalents	(305)	59

Change in operating assets and liabilities:
Prepaid expenses and other current assets	(55)	35
Accounts payable	169	(32)
Employees and related liabilities	28	(11)
Deferred tax liabilities	259	-
Accrued expenses and other current liabilities	(401)	409

Net cash used in operating activities	(4,889)	(3,413)

Cash flows from investing activities:
Proceeds from sale of marketable securities	71	-
Purchase of property and equipment	(10)	(37)

Net cash provided by (used in) investing activities	61	(37)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance cost	129	-
Proceeds from issuance of convertible securities	1,000	2,500

Net cash provided by financing activities	1,129	2,500

Effect of exchange rate changes on cash, cash equivalents and restricted cash	305	(59)

Net increase (Decrease) in cash and cash equivalents	(3,394)	(1,189)
Cash, cash equivalents and restricted cash at the beginning of the year	5,310	6,319

Cash, cash equivalents and restricted cash at the end of the year	$1,916	$5,310

Reconciliation of cash, cash equivalents and restricted cash to amounts reported on the balance sheets
Cash and cash equivalents	$1,836	$5,240
Restricted cash	80	70
	$1,916	$5,310

Supplement disclosure of non-cash transactions
Conversion of convertible securities into preferred stock	14,367	-

The accompanying notes are an integral part of these financial statements.

SPOTITEARLY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1-DESCRIPTION OF BUSINESS AND GENERAL

a.Incorporation and description of business:

SpotitEarly Inc. (the “Company”) is a medical technology company originally incorporated in Israel. The Company is developing an innovative cancer screening test platform that utilizes specially trained dogs to detect early-stage cancer through breath samples. The Company’s solution integrates operant conditioning techniques with proprietary sample collection methods and artificial intelligence (AI) to enable a non-invasive, accurate, and scalable method for cancer detection.

The Company’s core activity involves the research, development, and clinical validation of its cancer detection technology. The platform uses a multi-layered approach combining canine olfaction, AI algorithms, and a proprietary breath sampling device. The Company has conducted preclinical and clinical studies primarily targeting early detection of multiple cancers, including lung, breast, prostate, and colorectal cancers.

On April 9, 2025, the Company acquired all of the share capital of the SpotitEarly Ltd. pursuant to a reorganization transaction in which all holders of the SpotitEarly Ltd.’s ordinary shares, preferred shares, share options and convertible securities exchanged their holdings for shares of common stock, preferred stock, stock options and convertible securities in the Company (the “Reorganization”). The outstanding and fully diluted ownership remained the same after the Reorganization, and the rights attached to SpotitEarly Ltd’s shares, share-options, the various types of preferred shares and convertible securities retained substantially the same rights. As a result of the Reorganization, the Company became the parent entity of the SpotitEarly Ltd.

Since the above reorganization was made between companies under common control, the consolidated financial statements of the Company and its subsidiary are presented as if the above transaction had occurred on the first day of earliest year presented.

b.Going concern:

The accompanying financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. To date, the Company has not generated revenues from its activities and has incurred substantial operating losses. Management expects the Company to continue to generate substantial operating losses for the foreseeable future until it completes the development of its products and obtains regulatory approvals to market such products.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern for at least a year after the issuance date of the accompanying financial statements. Management plans to address these conditions by raising funds. However, there is no assurance that such funding will be available to the Company or that it will be obtained on terms favorable to the Company or will provide the Company with sufficient funds to meet its objectives. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount or classification of liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.Basis of presentation:

The accompanying financial statements are prepared in accordance with U.S. GAAP.

b.Use of estimates:

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include stock-based compensation and the determination of the fair value of the Company’s common stocks and stock options and the fair value of convertible securities.

Management believes that the estimates, and judgments they made, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s financial statements will be affected.

c.Financial statements in U.S. dollars:

The functional and reporting currency of the Company is the United States dollar (“USD” or “U.S. dollar”) as the U.S. dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

The Company balances and transactions denominated in U.S. dollars are presented at their original amounts. Non-U.S. dollar transactions and balances have been remeasured to U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830 of the Financial Accounting Standards Board (“FASB”). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-U.S. dollar currencies are included within other expense, net in the statements of operations.

d.Cash and cash equivalents:

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and restricted cash. The Company’s cash and cash equivalents consist of demand deposits with financial institutions. The associated risk of concentration is mitigated by banking with creditworthy institutions.

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less as of the date acquired.

e.Restricted cash

Restricted cash primarily consists of amounts used to secure the Company’s corporate credit cards, and are invested in highly liquid deposits, with maturities of three months or less.

f.Marketable securities:

The Company invests in various marketable equity securities. Marketable securities are measured at their fair value, with the change in fair value being recorded as other expenses, net within the statements of operations and comprehensive loss. During the years ended December 31, 2025 and

2024, the Company recorded net gain from the change in fair value of marketable securities of $687 and $317, respectively.

The Company estimates the fair value of the marketable securities using quoted market prices in active markets which represent a Level 1 input within the fair value hierarchy.

g.Severance pay:

According to the Israeli Severance Pay Law, 1963 (“Severance Pay Law”), all of the Company’s employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month salary for each year of employment, or a portion thereof. The Company’s liability for severance pay is covered by the provisions of Section 14 of the Severance Pay Law (“Section 14”).

Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, contributed on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees.

Therefore, the Company does not recognize a liability for severance pay due to its employees beyond the monthly deposits they are required to make and deposits under Section 14 are not recorded as an asset in the Company’s balance sheets. Severance expenses amounted to $86 and $81 for the years ended December 31, 2025 and 2024, respectively.

h.Property and equipment:

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives which as follows:

Years
Computers and software	3
Furniture and equipment	7-15
Leasehold improvements	(*)

(*) Shorter of the estimated useful life of the asset, or remaining term of the underlying lease, which is up to 1 year.

The Company reviews its long-lived assets for impairment whenever events or circumstances have occurred that indicate that the estimated useful lives of the long-lived assets may warrant revision or that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the estimated undiscounted future cash flows of the assets or asset group are compared to the carrying value.

If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized based on the amount in which the carrying amount exceeds the fair value of the asset or asset group, based on discounted cash flows. There were no events or circumstances that required the Company’s long-lived assets to be tested for impairment during any of the periods presented.

i.Leases:

The Company determines if an arrangement is a lease at inception by determining if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration and other facts and circumstances. The Company classifies leases at their inception as either capital or operating leases. During the reporting periods, the Company has only operating leases.

For operating leases, right-of-use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As the Company’s leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is a hypothetical rate based on the Company’s understanding of what its credit rating would be. The ROU assets also include any lease payments made prior to commencement and are recorded net of any lease incentives received. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

The lease agreements may contain variable costs such as common area maintenance, insurance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the statements of operations.

For operating leases that contain renewals, or other lease incentives, the Company recognizes the rent expense on a straight-line basis over the term of the lease. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

Payments for variable lease costs are expensed as incurred and are not included in the operating lease ROU assets and lease liabilities.

The Company utilized the practical expedient in ASC 842, Leases (“ASC 842”) and elected not to record leases with an initial term of 12 months or less on the balance sheet. Therefore, for short-term leases with a term of 12 months or less, operating lease ROU assets and lease liabilities are not recognized, and the Company records such lease payments in the statements of operations on a straight-line basis over the lease term.

Rent expenses for the years ended December 31, 2025 and 2024 were $90 and $78, respectively.

j.Crypto assets held at fair value

Beginning January 1, 2025, following the adoption of ASU 2023-08, Intangibles Goodwill and Other Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), crypto assets held are measured at fair value. The Company determines the fair value of its crypto assets in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for its crypto assets (Level 1 inputs). Crypto assets held are presented on the consolidated balance sheets within the Crypto assets held line item. The activity from remeasurement of crypto assets at fair value is reflected in the consolidated statements of comprehensive loss within other income (expense), net.

The Company uses a first-in, first-out method to assign costs to crypto assets for purposes of the crypto assets held and realized gains and losses disclosures in Note 5, Crypto assets held.

Before the adoption of ASU 2023-08, digital assets were measured at cost and were subject to impairment if the fair value of the assets decrease below the carrying value at any time during the period. No impairments were recorded in prior periods.

k.Convertible securities

Convertible securities related to Simple Agreement for Future Equity (hereafter “SAFE”) issued by the Company. SAFE requires conversion into shares of the Company upon the occurrence of certain events. The number of shares to be issued upon conversion of the SAFE is not fixed and will be dependent upon the nature of the event that occurred that resulted in its conversion, the fair value of shares as of the event’s date, and other factors as defined in the related agreement. The SAFE agreements provide the holder with an option to redeem the SAFE for cash in the event of a change of control, and therefore, they are classified as liabilities in accordance with ASC 480 “Distinguishing Liabilities from Equity”. SAFE are measured at fair value at each balance sheet date until settlement, with revaluations recognized as a component of other expenses, net in the statements of operations and comprehensive loss. Upon conversion of the SAFE into common stocks or to convertible preferred stocks, the Company reclassifies the fair value of the SAFE to equity.

l.Fair value of financial instruments:

The Company measures and discloses the fair value of financial assets and liabilities in accordance with ASC Topic 820, “Fair Value Measurement.” Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.

Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

Balances included in the financial statements measured at fair value on a recurring basis include marketable securities and convertible securities. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. However, for estimating the fair value of convertible securities the Company utilizes unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Company’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability.

m.General and administrative:

General and administrative expenses consist primarily of compensation-related expenses for management, finance, accounting, legal and other administrative personnel. Also, it consists of expenses for facilities, professional services fees, insurance costs, and other general overhead costs, including depreciation, to support the Company’s operations. General and administrative expenses are expensed as incurred with the exception of share-based compensation, which is recognized over the requisite service period.

n.Research and development costs:

Research and development expenses consist primarily of laboratory equipment and costs associated with acquiring and training of dogs used in research and development activities and have no alternative use, as well as personal related expenses associated with the Company’s research and development staff, including salaries, benefits, stock-based compensation and allocated overhead. Research and development costs are expensed as incurred, except for share-based compensation, which is recognized over the requisite service period.

o.Income tax:

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized based on management’s consideration of all positive and contradictory evidence available. As of December 31, 2025, and 2024, a full valuation allowance was established by the Company to reduce the deferred tax assets to the amount supported by future reversals of existing taxable temporary differences.

The Company evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense. The Company applies a more-likely-than-not recognition threshold to uncertain tax positions based on the technical merits of the income tax positions taken. The Company does not recognize a tax benefit unless it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit that is recorded for these positions is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company believes that its tax positions are all highly certain of being upheld upon examination. As such, as of December 31, 2025 and 2024, the Company has not recorded any liability for unrecognized tax benefits.

p.Stock-based compensation:

The Company measures and records the expense related to stock-based compensation awards made to employees, directors, and non-employee service providers based on estimated fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over to the vesting period and uses the straight-line method to recognize share-based compensation. Forfeitures are recorded as they occur. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based compensation awards, including the common stock price, expected volatility of the underlying common stock and expected option term (the time from the grant date until the share options are exercised or expire), and expected divided yield. The Company calculates the fair value of stock options granted using the following assumptions:

Common stock Price – Since the Company’s common stocks are not publicly traded the fair value of the shares has been determined by management with the assistance of a third-party valuation firm.

Expected Volatility - The Company estimated volatility for share option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the share option’s expected term.

Expected Term - The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the “simplified” method for stock options granted to employees and directors, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Under this approach, the midpoint of the stock options vesting term and contractual expiration period to compute the expected term. The simplified method assumes that the employee will exercise stock options evenly over the period when the stock options are vested and ending on the date when the stock options expire. The expected term for stock options granted to non-employees is based on the contractual term.

Risk-Free Interest Rate - The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the option’s expected term at the grant date.

Dividend Yield -The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

q.Risks and uncertainties:

The Company is subject to a number of risks and uncertainties common to early-stage biotechnology companies. These include, but are not limited to, the inherent risk of failure in preclinical studies and clinical trials; the need to obtain regulatory approval before any product candidates can be marketed; and the uncertainty surrounding successful commercialization and market acceptance of any future products. The Company relies on third parties for key functions, including research, clinical trial execution, and manufacturing, and is dependent on the continued service of key personnel. Additionally, the Company faces significant competition, may encounter challenges in protecting its intellectual property, and operates within a complex and evolving regulatory environment. The business is also dependent on its ability to raise additional capital to fund ongoing operations and development activities, and may be adversely affected by market conditions, currency fluctuations, and dilution risks associated with future financings.

r.Concentrations of risk:

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and marketable securities. Bank deposits are held by financial institutions and these deposits may at times not be insured. The Company limits its credit risk associated with cash and cash equivalents, as well as restricted cash and marketable securities, by placing them with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash or cash equivalents.

s.Net loss per share attributable to ordinary shareholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury shares method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share since the effects of potentially dilutive shares of ordinary shares are anti-dilutive in all periods presented.

t.Recently adopted accounting standards:

1.In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-08. ASU 2023-08 requires in-scope crypto assets to be measured at fair value at each reporting period, with gains and losses from changes in the fair value of such crypto assets recognized in net income. The Company adopted ASU 2023-08 effective January 1, 2025, on a prospective basis, with a cumulative-effect adjustment to the opening balance of accumulated deficit. Prior periods were not restated. Therefore, the Company’s financial results for the twelve months ended December 31, 2025 are not directly comparable to the financial results for earlier periods.

The adoption of ASU 2023-08 resulted in the following impacts:

	December 31, 2024 As reported	Adjustments	As adjusted

Crypto assets held	201	577	778
Deferred tax liability	-	133	133
Accumulated deficit	16,859	444	16,415

2.In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires disclosure of specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold. The amendment also includes other changes to improve the effectiveness of income tax disclosures, including further disaggregation of income taxes paid for individually significant jurisdictions. The Company adopted this ASU on its 2025 consolidated financial statements on a prospective basis - see note 11.

u.Recently issued accounting standards not yet adopted:

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), Disaggregation of Income Statement Expenses. This update aims to enhance the transparency of financial reporting by requiring public business entities (PBEs) to provide disaggregated disclosure of certain income statement expense captions into specified categories in disclosures within the footnotes to the financial statements. The ASU is effective for annual fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Adoption of this ASU should be applied on a prospective basis, although retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

NOTE 3-PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	As of December 31,
	2 0 2 5	2 0 2 4

Cost:
Computers and software	$44	$41
Furniture and equipment	241	235
Leasehold improvements	179	179
	464	455
Less: Accumulated depreciation	327	287
	$137	$168

Total depreciation expense for the years ended December 31, 2025 and 2024, was $41 and $57, respectively. The Company has not acquired any property and equipment under finance leases.

NOTE 4-CONVERTIBLE SECURITIES

Since inception, the Company has entered into certain SAFE agreements with existing, and new investors. Upon the event the Company issues and sells preferred stocks at a fixed pre-money valuation (“Equity Financing Event”), the SAFE will be automatically converted into preferred stocks. The number of preferred stocks issued upon conversion is calculated by dividing the SAFE amount by the conversion price which is the lower of (i) a fixed discounted price, or (ii) a price per share equal to the valuation cap divided by total number of outstanding stocks immediately after the Equity Financing Event, calculated on an as-converted and fully diluted basis, and including stocks reserved and available for future grant under the Company’s equity incentive plan.

The SAFE agreements provide holders with an option to redeem their SAFE for cash in the event of a change of control or an initial public offering.

At the event of dissolution prior to an Equity Financing Event, holders of SAFEs will be entitled to receive an amount equal to the SAFE amount before any distribution of assets to holders of outstanding common stocks or preferred stocks.

The following table summarizes the terms of SAFEs:

Date issued	Safe amount	Conversion Discounted rate	Conversion Valuation cap
September-November 2022	3,000	25%	56,000
April – September 2023	5,000	20%	64,400
November 2024 (1)	3,500	25%	100,000
Total	11,500

(1)Under the November 2024 SAFE, one of the investors was also granted an option to invest an additional $500 under the SAFE with the same terms, in the event that the Company raises $9,000 in equity financing. This option was accounted for as a freestanding derivative instrument which is measured at fair value and presented at the balance sheet within convertible securities. During 2025, pursuant to the terms of the November 2024 SAFE, the investor exercised the option, and the Company accepted an additional $500 investment under the same terms. Accordingly, the investor’s total additional investment amounted to $1,000.

During 2025, following an Equity Financing Event, see Note 9, the outstanding SAFEs and the additional $1,000 investment were converted into 3,301,203 series A-2 preferred stocks at a price per share in a range of $2.82-$5.03, in accordance with the applicable valuation caps of the respective SAFE agreements.

The fair value of the SAFE was valued at December 31, 2024 using a probability-weighted expected return model, which incorporated significant unobservable inputs.

Fair value of common stock (*)	$1.7
Weighted average cost of capital	22%
Risk free rate	4.86%

(*) Including inputs and assumptions on the likelihood of a SAFE mandatory conversion, qualified equity financing or dissolution.

NOTE 5 – CRYPTO ASSETS HELD

The following table sets forth the units held, cost basis, and fair value of crypto assets held, as shown on the consolidated balance sheet as of December 31, 2025:

	Units	Cost basis	Fair value

Crypto assets held:
Bitcoin	5.729	$78	$501
Ether	64.69	61	192
Others		62	10
Total		$201	$703

The following table represents a reconciliation of the fair values of the Company’s crypto assets held for the twelve months ended December 31, 2025:

For the twelve months ended December 31, 2025

Beginning balance at fair value	$778
Unrealized loss	(75)
Ending balance	$703

There were no additions or dispositions of crypto assets in the twelve months ended December 31, 2025.

NOTE 6 - FAIR VALUE MEASUREMENTS

The following table provides the assets and liabilities carried at fair value measured on a recurring basis:

Fair Value Measured as of December 31, 2025

Financial assets at fair value:	Level 1	Level 2	Level 3	Total
Marketable securities	1,803	-	-	1,803
Crypto assets	703			703
Total financial assets at fair value	2,506	-	-	2,506

Fair Value Measured as of December 31, 2024

Financial assets at fair value:	Level 1	Level 2	Level 3	Total
Marketable securities	1,187	-	-	1,187
Total financial assets at fair value	1,187	-	-	1,187

Financial liabilities at fair value:	Level 1	Level 2	Level 3	Total
Convertible securities	-	-	12,057	12,057
Total financial liabilities at fair value	-	-	12,057	12,057

(*) The fair value of the convertible securities also includes the fair value of an investor option to invest additional $500 in the SAFE under the terms of the November 2024 SAFE agreements (see note 4).

The changes in the fair value of the Company’s Level 3 financial liabilities, which are measured on a recurring basis are as follows:

Convertible securities

January 1, 2024	8,159
Proceeds from issuance of SAFE	2,500
Change in fair value	1,368
December 31, 2024	12,057
Proceeds from issuance of SAFE	1,000
Change in fair value	1,310
Conversion into preferred stock	(14,367)
December 31, 2025	-

There were no transfers between fair value measurement levels during the years ended December 31, 2025 and 2024.

The estimated fair value of the Company’s cash and cash equivalents, restricted cash, other current assets, accounts payable, employees and related liabilities and accrued expense and other current liabilities approximates their carrying values as these financial instruments are highly liquid or short-term in nature.

NOTE 7-CONTINGENT LIABILITIES AND COMMITMENTS

A.Litigation

There are no pending claims or legal proceedings involving the Company.

B.Lease Commitments – Operating Leases

The Company leases spaces in Israel for its office, laboratory, and kennel under an operating lease. For each of the periods presented in the financial statements, the company is engaged in a 12 month lease agreement which had no extension option, thus, these leases were subject to the practical expedient of ASC 842 and no right of use asset and lease liability were recognized.

Total rent expenses under the operating leases were $90 and $78 for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, the Company has no obligation associated with its lease agreements for future lease payments.

C.Israeli Innovation Authority (the “IIA”):

The Company has received grants from the Israel Innovation Authority (IIA) to support its research and development (R&D) activities. According to the terms of the grants, the Company is obligated to pay royalties to the IIA at a rate of 3% of revenues generated from the sales of products and services developed under the funded projects, up to the amount of the total grants received plus interest. Until December 31, 2023, the grants were linked to the exchange rate of the dollar and bore the London Interbank Offered Rate until December 31, 2023. From January 1, 2024, these IIA grants are linked to the 12-month Secured Overnight Financing Rate or at an alternative rate published by the Bank of Israel plus 0.71513%.

During 2023 and 2024, the Company was approved for government grants to support its research and development activities. Through December 31, 2025, the Company received aggregate proceeds of ILS 5,991 (approximately $1,878) under these grants. Amounts received in advance of the incurrence of the related qualifying research and development expenses are recorded as deferred income and recognized in profit or loss as the related expenses are incurred.

Grants received were recognized as a reduction of research and development expenses in the statements of operations and comprehensive loss, when the related conditions for recognition were met.

The Company has not yet commenced sales related to the funded projects and, accordingly, no royalties have been paid or accrued as of the reporting date.

As of December 31, 2025, total grants received by the Company from the IIA, including accumulated interest, amounted to approximately ILS 6,419 (approximately $2,012).

D. Israel-USA Binational Industrial Research and Development Foundation (The “Bird”):

The Company entered into a collaborative research and development arrangement with the Trustees of the University of Pennsylvania (“UPENN”). In addition, the Company and UPENN entered into a Cooperation and Project Funding Agreement with the BIRD, pursuant to which BIRD approved a conditional grant of up to $1,000,000 to support the joint project. Although grant funds are allocated between the Company and UPENN for project execution purposes, the Company, as the Small Companies Track participant, is solely responsible for repayments to BIRD and may be required to repay up to the full amount of the conditional grant approved by BIRD.

Under the agreement, the grant is repayable under the Small Companies Track, pursuant to which repayments are based on 7% of the annual increase in the consolidated gross revenues of the

Company above a defined baseline, with the grant and repayments indexed to the U.S. CPI-U. Repayments are generally due annually following completion of the project, and the Company may defer the commencement of repayments for up to two years. The repayment obligation ceases after six consecutive years from the actual first payment, unless a repayment event occurs, including a change of control, which may trigger a one-time repayment of 80% of the indexed grant, net of amounts previously repaid. In addition, in the event of revocation, fundamental breach, material misrepresentation, unauthorized termination of the project, or other specified defaults, the BIRD may require immediate repayment of amounts received, together with late payment interest.

During 2025, the Company received grants in the amount of $108. Amounts received are recorded as a reduction of research and development expenses.

E.Sheba Impact commercialization and services agreement

On July 31, 2025, the Company entered into a commercialization and services agreement with Sheba Impact Ltd. (“Sheba Impact”), pursuant to which Sheba Impact provides certain commercialization, regulatory and advisory services related to the commercialization of the Company’s technology in Israel.

As part of the agreement, upon the achievement of specified regulatory milestones, the Company is obligated to pay Sheba Impact royalties on future net sales in Israel at a rate of 2% for the first six years following initial regulatory approval and 1% for the subsequent years, for a total period of up to ten years.

The consideration for the services under the agreement consists primarily of equity‑based compensation in the form of warrants granted to Sheba Impact, see note 10 for further information.

NOTE 8-STOCKHOLDERS’ EQUITY

A.Common stocks:

The common stocks of the Company, of no par value each confer upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared and to participate in the distribution of the distributable assets of the Company upon liquidation of the Company, subject to the preferential rights of the holders of the preferred stocks (as defined below).

B.Issuance of share capital:

At inception, the Company issued 10,000,000 common stocks to its founders for no consideration (the “Founder Shares”).

Shortly after inception, the Company entered into share restriction agreement (“SRA”) with its founders. According to the agreement, the Company had the right to repurchase 100% of the Founder Shares from each of the founders, other than with respect to the shares of one of the founders, which the Company had the right to repurchase 95% of his aggregate number of Founder Shares, for no consideration. The right to repurchase the Founder Shares was exercisable for a period of 90 days following the termination of the founder’s engagement with the Company for any reason. The Company’s right to repurchase the Founder Shares expires over a period of 36 months, subject to certain adjustments, as defined in the SRA and all subject to the terms therein.

In August 2021, following the termination of the engagement between the Company and one of its founders, the Company exercised its rights and repurchased 1,741,676 Founder Shares for no consideration.

In February 2022, in the framework of the Series Seed SPA, the SRA was amended such that the Company’s right to repurchase shares applied to 5,599,999 Founder Shares held by the founders (in the aggregate, i.e, 1,866,666 common stocks for two of the founders and 1,866,667 common stocks for the third founder) and exercisable for a period of 120 days following the termination of the founder’s engagement with the Company for any reason (subject to certain partial acceleration in the event of termination by the Company other than for Cause (as defined in the SRA), resignation by the Founder for Good Reason (as defined in the SRA), death or Disability (as defined in the SRA). In accordance with the amended SRA, the Company’s right to repurchase the shares expires over 36 months, where the right to repurchase 1/3 of the shares expires upon the lapse of 12 months and the right to repurchase 2/3 of the shares expires on a monthly basis over 24 months beginning thereafter, subject to certain adjustments, as defined in the amended SRA, and all subject to the terms therein.

In connection with the amendment of the SRA, the Company recorded stock-based compensation expenses in the amount of $70 and $ 449 for the year ended December 31, 2025 and 2024, respectively.

C.Issuance of warrants:

In December 2022, the board of directors approved a donation to Tmura, an Israeli non-profit organization. The donation is in the form of warrants exercisable to 17,700 shares of ordinary shares. The exercise price of the warrants is ILS 0.01. The fair value of the warrants at issuance date at the amount of $20 was recorded to additional paid in capital.

NOTE 9 -CONVERTIBLE PREFERRED STOCKS

A.Convertible preferred stocks terms

Series Seed and Seed-1 preferred stocks (the “Seed Preferred Stocks”) are convertible into common stock on a one-for-one basis and confer upon their holders all rights conferred upon the holders of common stock in the Company on an as-converted basis, as well as those rights attributed to the Seed Preferred Stocks in the Certificate of Incorporation, as amended, including the rights to participate in a distribution of any distributable assets upon the consummation of a liquidation, dissolution, winding up, or a Liquidation Event of the Company, and to receive an amount equal to the greater of (i) their original issue price plus 6% annual interest on the original issue price, less any amount previously paid in preference, before any distribution is made to holders of common stock, or (ii) the amount such holder of Seed Preferred Stocks would have received with respect to each such share had the shares of such series of Seed Preferred Stocks been converted into common stock immediately prior to such Liquidation Event.

Series A-1 and Series A-2 preferred stocks are also convertible into common stock in accordance with their terms and confer upon their holders those rights attributed to such shares in the Certificate of Incorporation, as amended, including the rights to receive, in preference to holders of common stock, dividends when, as and if declared by the Board of Directors out of funds legally available therefor, and to participate in a distribution of any distributable assets upon the consummation of a liquidation, dissolution, winding up, or a Liquidation Event of the Company, and to receive an amount equal to the greater of, in the case of Series A-1 preferred stock, (i) the original issue price plus any declared and unpaid dividends, or (ii) the amount such holder would have received had the Series A-1 preferred stock been converted into common stock immediately prior to such Liquidation Event, and, in the case of Series A-2 preferred stock, (i) 125% of the original issue price plus any declared and unpaid dividends, or (ii) the amount such holder would have received had the Series A-2 preferred stock been converted into common stock immediately prior to such Liquidation Event. Each Series A-2 preferred stocks is entitled to one vote per share, while Series A-1 preferred stocks do not carry voting rights except as provided by law.

The Seed Preferred Stocks and Series A-1 and Series A-2 preferred stocks are not mandatorily redeemable, nor redeemable at the option of the holder after a specified date, but a Liquidation Event, which may occur not solely within the Company's control, would constitute a redemption event. Therefore, all preferred stocks have been presented outside of permanent equity. The preferred stocks were not adjusted to their redemption value, since it is not probable that redemption event will occur.

B.Issuance of preferred stocks

In February 2022, the Company entered into Series Seed SPA with certain new investors. Pursuant to the Series Seed SPA, the Company issued 3,401,794 Series Seed Preferred shares of, in consideration of $3,952, net of $48 issuance cost.

In the framework of the Series Seed SPA, the Company converted previously issued SAFEs in the amount of $2,174 into 4,903,357 Series Seed-1 Preferred Shares, representing a price per share of $0.44337. The fair value of the SAFE upon conversion was $4,428. At conversion date, the SAFE was reclassified to convertible preferred shares.

In the second half of 2025, as part of a private offering, under which the Company offers series A-1 and A-2 preferred stocks to new investors, the Company issued 21,480 series A-1 preferred stocks for a total consideration of $130, net of issuance cost, at a price per share in a range of $6.72- $6.86.

In accordance with the terms of the SAFEs that were outstanding at the of the offering, such transaction qualifies as Equity Financing Event. Consequently, the outstanding SAFEs were converted into 3,301,203 series A-2 preferred stocks at a price per share in a range of $2.82-$5.03, in accordance with their respective valuation cap.

As of December 31, 2025 and 2024, preferred stocks consist of the following (in thousands, except for shares data):

	Authorized stocks December 31,		Stocks Issued and Outstanding December 31,		Aggregated Liquidation Preference December 31,
	2025	2024	2025	2024	2025	2024
Series Seed	3,401,794	3,401,794	3,401,794	3,401,794	$4,940	$4,700
Series Seed -1	4,903,357	4,903,357	4,903,357	4,903,357	2,685	2,554
Preferred A -1	13,986,013	-	21,480	-	144	-
Preferred A -2	7,708,836	-	3,301,203	-	14,375	-
	30,000,000	8,305,151	11,627,834	8,305,151	$22,144	$7,254

NOTE 10STOCK-BASED PAYMENTS

Stock options issued to employees

The Company has adopted the 2025 Equity Incentive Plan (the “2025 Plan”), which replaced the prior Company 2021 Share Option Plan. The 2025 Plan reserves shares of common stock for issuance to plan participants in the form of incentive and non-qualified stock options, stock appreciation rights (“SARs”), and stock grants and units. Each stock option awarded allows the holder to purchase one share of common stock. The number of shares reserved for issuance under the 2025 Plan is 5,000,000. As of December 31, 2025, there were 2,111,790 stock options available for issuance.

The following table presents a summary of stock options activity for the years ended December 31, 2025 and 2024:

	Stock Options	Weighted Average Exercise Price Per Stock Option	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of January 1, 2024	2,347,991	$0.003	7.98	$1.29
Granted	359,451	0.769
Exercised	(426,294)	0.003
Expired	-	-
Forfeited	(169,358)	0.003
Outstanding as of December 31, 2024	2,111,790	0.139	7.31	$1.57
Granted	928,442	3.25
Exercised	-	-
Expired	-	-
Forfeited	(17,970)	0.802
Outstanding as of December 31, 2025	3,022,262	1.081	7.23	$0.53

Vested and Exercisable as of December 31, 2025	1,894,032	0.142	7.48	1.47

The vesting of 1,100,000 options granted to an executive officer of the Company, are subject to acceleration at the event of a Merger Transaction, as defined in the Plan, as long as the executive officer is still engaged by the Company.

The aggregate intrinsic value was calculated as the difference between the exercise price of the share options and the fair value of the underlying class common stock as December 31, 2025 and 2024. The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2025, and 2024 was $1.61 and $1.71, respectively.

The following table sets forth the total stock-based compensation expense resulting from share options granted to employees, directors service providers included in the Company’s statements of operations:

	Year ended December 31,
	2025	2024

Research and development	$423	$547
General and administrative	122	143

Total stock-based compensation expenses	$545	$690

As of December 31, 2025, and 2024, unamortized stock-based compensation expense was $1,265 and $816, respectively, related to non-vested stock options, which is expected to be recognized over weighted average period of 2.43 and 1.49 years, respectively.

The Company estimates the fair value of stock option awards on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted are as follows:

	Year Ended December 31,
	2025	2024
Expected volatility	95.12%	67.57%
Expected dividends	0%	0%
Expected term (in years)	6 - 6.25	5.63 - 10
Risk free rate	3.74 - 3.85%	4.26-4.28%
Fair value of common stock	$1.12 - 1.14	$1.35 - 1.54

Warrants issued to non-employees

During 2025, the Company entered into certain research and development service agreements with third parties. In connection with these agreements, and as consideration for services to be received from such third parties, the Company granted total of 120,396 warrants exercisable for shares of its Series A-1 preferred stock. The warrants vest in tranches upon the achievement of specified performance-based milestones, primarily related to the progress of the underlying research and development activities. As of December 31, 2025, 10,839 warrants had become fully vested; however, because the related services had not yet been provided, the fair value of such warrants was recorded as prepaid expenses. With respect to the remaining warrants, achievement of the applicable performance milestones is not considered probable as of December 31, 2025, accordingly, no stock-based compensation expense was recognized for such performance-based awards. The aggregate fair value of the warrants issued was $155.

In addition, during 2025, the Company engaged a service provider to provide advisory and related services in connection with capital raising activities. As part of the consideration for these services, in addition to cash compensation, commencing July 2025, the service provider is entitled to receive 64,865 warrants exercisable for shares of the Company’s Series A-1 preferred stock. These warrants were granted in connection with project management and listing services and vest ratably over the 24-month service period. In addition, the service provider is entitled to receive a fixed number of warrants for each completed transaction, ranging from 5 to 900 warrants depending on the type of investment. Warrant awards related to ongoing services are recognized as general and administrative expense, while warrant awards issued in connection with completed capital-raising transactions are recognized as issuance cost.

Summary of Warrants to purchase Series A-1 Preferred Stock is as follows

	Warrants exercisable to Series A-1 preferred stocks	Weighted Average Exercise Price Per Stock Option
Outstanding as of January 1, 2025	-
Granted	185,716	5.05
Exercised	-
Expired	-
Forfeited	-
Outstanding as of December 31, 2024	185,716	5.05

Vested and Exercisable as of December 31, 2025	27,510	5.18

The assumptions used to estimate the fair value of stock options granted are as follows:

	Year Ended December 31,
	2025	2024
Expected volatility	82%	-
Expected dividends	0%	-
Expected term (in years)	3	-
Risk free rate	3.55%	-

The weighted average fair value of warrants granted in 2025 is $1.24.

NOTE 11-TAXES ON INCOME

a.Disaggregation of Income (Loss) and Income Tax Expense (Benefit)

The US and foreign components of loss before income taxes were as follows for the years ended December 31, 2025 and 2024:

	December 31,
	2025	2024

US	2,293	-
Foreign (Israel)	3,401	6,120
	5,694	6,120

b.Tax expenses

Income tax expenses consists of the following for the years ended December 31, 2025 and 2024:

	December 31,
	2025	2024

Current:
US federal	-	-
US state	-	-
Foreign (Israel)	-	-
Total current	-	-

Deferred:
US federal	-	-
US state	-	-
Foreign (Israel)	259	-
Total deferred	259	-

Total income tax expense	259	-

c.Deferred income taxes:

The following table displays net deferred income tax as of December 31, 2025 and 2024:

	December 31,
	2025	2024

Deferred tax assets:

Net operating loss carryforward	3,295	1,708
Research and development	552	605
Vacation accrual	13	10
Gross deferred tax assets	3,860	2,323
Valuation allowance	(3,860)	(2,323)
	-	-
Deferred tax Liabilities:

Marketable securities	276	-
Crypto assets	115	-

Gross deferred tax liabilities	391

Net deferred tax liabilities	391	391

d.Tax rate reconciliation:

The Company adopted ASU 2023‑09 prospectively for the year ended December 31, 2025, and a reconciliation of the income tax provision and the amount computed by applying the statutory federal income tax rate of 21% to income before income taxes was as follows:

	Year Ended December 31, 2025
	Amount	%

Tax benefit at federal rate	(1,196)	21%

Foreign tax effect (Israel)
Tax rate difference	(69)	1%
Change in valuation allowance	1,039	(18%)
Stock base compensation	115	(2%)
Foreign exchange impact	(217)	4%
Other items	120	(2%)

Change in valuation allowance	167	(3%)

Nontaxable or nondeductible
Stock base compensation	25	0%
Revaluation of convertible securities	275	(5%)

Total income tax expenses	259	(4.55%)

A reconciliation for the year ending December 31, 2024, prior to the adoption of ASU 2023-09, is calculated using Israel's statutory tax rate of 23%, which was applicable to the Company before its Reorganization:

2024

Loss before taxes	$ 6,120
Israel corporate income tax rate	23%
Theoretical tax benefit	1,408
Revaluation of convertible securities	(315)
Share-based compensation expenses	(262)
Other	51
Change in valuation allowance	(882)

Effective tax rate	0%

e.Net operating loss carryforward:

	December 31,
	2025	2024

US	795	-
Foreign (Israel)	12,598	7,463
	14,393	7,463

f.Tax Examinations

As of December 31, 2025, the Company was not subject to tax examination in any jurisdiction.

g.Uncertain tax positions:

The Company has reviewed the tax positions taken, or to be taken, in its tax returns for all tax years currently open to examination by a taxation authority. As of December 31, 2025, and 2024, the Company has not recorded any uncertain tax position liability.

h.Cash paid for income taxes:

The Company did not pay any income taxes in the years 2025 and 2024.

NOTE 12 - SEGMENT REPORTING

Segment information is prepared on the same basis that the Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, manages the business, makes business decisions and assesses performance. The Company has one operating and reportable segment specializing in the development of a multi-cancer early detection screening test as described in Note 1(a). All of the Company’s assets are located in Israel.

The CODM assesses performance for this segment and decides how to allocate resources based on loss before tax. The measure of segment assets is reported on the balance sheet as cash and cash equivalents. The Chief Executive Officer performs the assessment of segment performance by using the reported measure of segment profit or loss to monitor actual results.

The table below summarizes the significant expense categories regularly reviewed by the CODM for the years ended December 31, 2025 and 2024:

	2025	2024
Significant segment expenses
Lab related expenses (*)	176	239
Other research and development expenses (*)	2,860	3,069
General and administrative expenses (*)	1,747	584
Other operating expenses	627	1,193
Other segment items:
Interest income	(98)	(64)
Other expenses, net	342	1,099
Loss before tax	5,694	6,120

(*) Excludes share-based compensation and depreciation and amortization expenses, which are presented as other operating expenses.

NOTE 13 - NET LOSS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of the convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is computed by dividing the net loss by the weighted-average number of shares of common stocks outstanding during the period, less shares subject to repurchase. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, the convertible preferred stock are considered to be potential common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive.

	Year ended	Year ended
	December 31, 2025	December 31, 2024
Numerator:
Net loss	5,953	6,120

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,684,618	8,341,633

Basic and diluted loss per ordinary share	0.685	0.734

Since the Company was in a net loss position for the year ended December 31, 2025 and 2024, there is no difference between the number of shares used to calculate basic and diluted loss per share. The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive are as follows:

	Year ended	Year ended
	December 31, 2025	December 31, 2024
Stock options	2,111,790	2,111,790
Warrants	145,458	-
Convertible securities (*)	-	3,064,592
Convertible preferred shares	11,627,834	8,305,151
Total	13,885,082	13,481,533

(*) The weighted average number of common stocks in connection with the convertible securities for the years ended December 31, 2024 are based on conversion of the SAFE amount at a share price equal to the valuation cap divided by total number of outstanding shares at year end, calculated on an as-converted and fully diluted basis, and including shares reserved and available for future grant under the Company’s equity incentive plan.

NOTE 14-SUBSEQUENT EVENTS

Since January 1, 2026, the Company granted 136,301 stock options to employees and advisors with exercise prices ranging from $0.01 to $3.25 per share. The options vest over periods ranging from three to four years.

In accordance with ASC 855 “Subsequent Events,” the Company evaluated subsequent events through May 8, 2026. The Company concluded that no other subsequent events have occurred that would require recognition or disclosure in the financial statements.

Item 8.Exhibits (2)

Number	Exhibit Description

2.1 Third Amended and Restated Certificate of Incorporation

2.2 Bylaws

4 Subscription Agreement

6.1 Engagement Agreement by and between the Company and Manhattan Street Capital

6.2 Consulting Agreement with Shlomi Madar

6.3 Consulting Agreement with Shai Lankry

6.4 Consulting Agreement with J. Leonard Lichtenfeld

6.5 Consulting Agreement with Asaf Ruf

6.6 Amended Consulting Agreement with Roi Ophir

6.7 Amended Consulting Agreement with Ariel Ben Dayan

7 Security Transfer Agreement

8 Escrow Agreement

(1)Incorporated by reference to Part II to the Company’s Notification on Form 1-A (file No. 024-12646) filed with the Securities and Exchange Commission on January 16, 2026.

(2)Incorporated by reference to Part III to the Company’s Notification on Form 1-A (file No. 024-12646) filed with the Securities and Exchange Commission on January 16, 2026.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: ______________	SPOTITEARLY, INC.
By:
Shlomi Madar, Chief Executive Officer

By:
Shai Lankry, Principal Financial Officer

By:
Shai Lankry, Principal Accounting Officer

This report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Director
Shlomi Madar

Director
Shai Lankry

Director
Roi Ophir

Director
Ariel Ben Dayan

Director
Alon Lifschitz

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